As filed with the Securities and Exchange Commission on July 7, 2020.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Akero Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2836	81-5266573
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

601 Gateway Boulevard, Suite 350

South San Francisco, CA 94080

(650) 487-6488

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrew Cheng, M.D., Ph.D.

President and Chief Executive Officer

601 Gateway Boulevard, Suite 350

South San Francisco, CA 94080

(650) 487-6488

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell Bloom, Esq. John Mutkoski, Esq. Sam Zucker, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000	Jonathan Young, J.D., Ph.D. Co-Founder and Chief Operating Officer 601 Gateway Boulevard, Suite 350 South San Francisco, CA 94080 (650) 487-6488	Divakar Gupta, Esq. Richard C. Segal, Esq. Charles S. Kim, Esq. Cooley LLP 55 Hudson Yards New York, NY 10001 (212) 479-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-239685

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☒	Smaller Reporting Company ☒
Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)
Common stock, par value $0.0001 per share	$36,074,290	$4,683

(1)	The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price. The registrant previously registered securities at an aggregate offering price not to exceed $180,371,750 on a Registration Statement on Form S-1 (File No. 333-239685), which was declared effective by the Securities and Exchange Commission on July 7, 2020. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $36,074,290 is hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares.

The Registration Statement shall become effective upon filing in accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended.

Explanatory note and incorporation by reference

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, Akero Therapeutics, Inc. (the “Registrant”) is filing this Registration Statement on Form S-1 (this “Registration Statement”) with the Securities and Exchange Commission (the “Commission”). This Registration Statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1 (File No. 333-239685) (the “Prior Registration Statement”), which the Registrant filed with the Commission on July 6, 2020, and which the Commission declared effective on July 7, 2020.

The Registrant is filing this Registration Statement for the sole purpose of increasing the aggregate offering price of shares of common stock to be offered by the Registrant in the public offering by $36,074,290, which includes additional shares that the underwriters have the option to purchase. The additional shares that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement and all exhibits to the Prior Registration Statement are hereby incorporated by reference into this Registration Statement.

The required opinion and consents are listed on an Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit No.	Exhibit Index
5.1	Opinion of Goodwin Procter LLP

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1*	Power of Attorney

* Previously filed on the signature page to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-239685), originally filed with the Securities and Exchange Commission on July 6, 2020 and incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, California, on the 7th day of July, 2020.

AKERO THERAPEUTICS, INC.

By:	/s/ Andrew Cheng
Andrew Cheng, M.D., Ph.D.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following person in the capacities and on the date indicated.

Name	Title	Date

/s/ Andrew Cheng Andrew Cheng, M.D., Ph.D.	Director, President, and Chief Executive Officer (Principal Executive Officer)	July 7, 2020

/s/ William White William White, J.D.	Executive Vice President, Chief Financial Officer and Head of Corporate Development (Principal Financial Officer and Principal Accounting Officer)	July 7, 2020

* Kevin Bitterman, Ph.D.	Director	July 7, 2020

* Seth L. Harrison, M.D.	Director	July 7, 2020

* Jane P. Henderson	Director	July 7, 2020

* Tomas J. Heyman	Director	July 7, 2020

* Mark Iwicki	Director, Chairperson	July 7, 2020

* Graham Walmsley, M.D., Ph.D.	Director	July 7, 2020

*By:	/s/ Andrew Cheng
Andrew Cheng, M.D., Ph.D.
Attorney-in-fact